UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 5, 2007 (February 27, 2007)

Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

380 Madison Avenue	10017
New York, New York	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 588-4000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

A brief description of the material terms and conditions of the employee advisor agreement entered into between Investment Technology Group, Inc. (the “Company”) and Raymond L. Killian, Jr. on February 27, 2007 is set forth below.

Raymond L. Killian, Jr. Employee Advisor Agreement

On February 27, 2007, the Company and Raymond L. Killian, Jr. entered into an employee advisor agreement (the “Agreement”) pursuant to which the parties agreed that effective April 1, 2007 through March 31, 2009 (unless terminated sooner, as described below), the level of Mr. Killian’s employment relationship will change and Mr. Killian will provide such reasonable transition and advisory services as are reasonably requested by the Company’s Chief Executive Officer and President or Board of Directors from time to time.  The Agreement does not affect Mr. Killian’s position as Chairman of the Board of Directors of the Company.  Mr. Killian will not be employed on a full-time basis and may provide services to other companies, including by serving as a member of the boards of directors of other companies, subject to Mr. Killian’s continued compliance with the restrictive covenants set forth in the Agreement (as described below).

As compensation for Mr. Killian’s services, the Company will pay to Mr. Killian $100,000 per month in accordance with the Company’s normal payroll practices and subject to applicable tax withholdings.  In addition, on or around April 1, 2009, assuming Mr. Killian satisfactorily performs his duties under the Agreement, as determined by the Board in its reasonable good faith judgment, the Company will pay to Mr. Killian a one time lump sum severance payment of $600,000.

During the term of the Agreement, Mr. Killian will continue to be eligible to participate in the Company’s standard retirement, medical, life insurance and disability insurance coverage, vacation and fringe benefits and other programs covering senior executive officers of the Company and will be entitled to reimbursement of all reasonable business expenses.  Upon completion of the term, as a retiree of the Company, the Company will provide Mr. Killian and his spouse with medical benefits for the remainder of their lives at coverage levels substantially similar to those provided to senior executive employees of the Company from time to time.  The medical benefits will be provided under the Company’s medical plan or through Company-paid medical insurance obtained by the Company to provide that coverage.

If, prior to the expiration of the term, the Company terminates Mr. Killian’s employment for any reason other than cause, Mr. Killian will receive the payments described above, as and when he would have otherwise received the payments, had his employment not been terminated.  However, if at any time during the payment period Mr. Killian agrees to waive his rights to continued payments, Mr. Killian will be released from his obligations to comply with the non-competition and non-solicitation restrictive covenants set forth in the Agreement (as described below).  If Mr. Killian voluntarily resigns from employment for any reason or if he is terminated for cause, no further payments will be due under the terms of the Agreement; however, the lifetime medical benefits described above will continue.

If a change of control occurs prior to the expiration of the term of the Agreement, the Company will pay to Mr. Killian all of the amounts he would have otherwise received through the remainder of the term, had he remained employed throughout that period.  Payment will be made in a lump sum as soon as reasonably practicable following the effectiveness of the change of control transaction.

In addition to the Company’s standard confidentiality and invention assignment covenants, the Agreement provides that during the term of Mr. Killian’s employment with the Company and for the one-year period after Mr. Killian’s termination of employment, Mr. Killian cannot (i) compete against the Company, (ii) solicit in any way the employees of the Company or its subsidiaries to terminate their employment, or (iii) solicit in any way the customers, suppliers, clients, brokers, licensees or other business relations of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries.

A copy of the Agreement is incorporated by reference to Exhibit 10.1 to this current report on Form 8-K.

Item 9.01 — Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description
10.1

Employee Advisor Agreement dated February 27, 2007 between Investment Technology Group, Inc. and Raymond L. Killian, Jr. (incorporated by reference to Exhibit 10.3.28 to the Annual Report on Form 10-K for the year ended December 31, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Dated: March 5, 2007	By:	/s/ P. Mats Goebels
P. Mats Goebels
Managing Director, General Counsel, and Duly Authorized Signatory of Registrant

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1

Employee Advisor Agreement dated February 27, 2007 between Investment Technology Group, Inc. and Raymond L. Killian, Jr. (incorporated by reference to Exhibit 10.3.28 to the Annual Report on Form 10-K for the year ended December 31, 2006).